SSgA Funds Management, Inc. State Street Financial Center One Lincoln Street Boston, MA 02111-2900

May 1, 2014

Ms. Laura F. Dell

Treasurer and Principal Financial Officer

SSgA Funds

c/o State Street Corporation

4 Copley, 5th Floor

Boston, Massachusetts 02116

RE:	SSgA Funds Waiver and Reimbursement Agreement

Dear Laura:

SSgA Funds Management, Inc. (“SSgA FM”), as advisor to the SSgA Funds (the “Funds”), agrees until December 31, 2015 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) to reimburse the Fund (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees and Distribution, Shareholder Servicing and Sub-Transfer Agency Fees, as measured on an annualized basis) to the level of the expense limitation for each Fund stated below:

SSgA Fund Name	Expense Limitation	Expiration Date
SSgA Clarion Real Estate Fund	0.75%	December 31, 2015
SSgA IAM SHARES Fund	0.60%	December 31, 2015
SSgA Emerging Markets Fund	1.00%	December 31, 2015
SSgA International Stock Selection Fund	0.75%	December 31, 2015
SSgA Dynamic Small Cap Fund	0.85%	December 31, 2015
SSgA Enhanced Small Cap Fund	0.50%	December 31, 2015
SSgA High Yield Bond Fund	0.50%	December 31, 2015
SSgA S&P 500 Index Fund	0.13%	December 31, 2015
SSgA Money Market Fund	0.32%	December 31, 2015
SSgA U.S. Government Money Market Fund	0.32%	December 31, 2015
SSgA U.S. Treasury Money Market Fund	0.16%	December 31, 2015
SSgA Prime Money Market Fund	0.15%	December 31, 2015

In addition, SSgA FM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
SSgA Prime Money Market Fund	0.05% of 0.15% management fee	December 31, 2014
SSgA U.S. Treasury Money Market Fund	0.05% of 0.15% management fee	December 31, 2014

Prior to December 31, 2014 or December 31, 2015, as specified above, this agreement may not be terminated with respect to a Fund without the approval of the Board of Trustees. This agreement supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above and may, at SSgA FM’s option, continue after the dates designated above.

SSgA Funds Management, Inc. State Street Financial Center One Lincoln Street Boston, MA 02111-2900

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham, Senior Managing Director and President

Accepted and Agreed:

SSgA Funds, on behalf of the Funds named above

/s/ Laura F. Dell
By:
Laura F. Dell
Treasurer and Principal Financial Officer